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                                                                    EXHIBIT 5.1


    [JONES, WALKER, WAECHTER, POITEVENT, CARRERE & DENEGRE, L.L.P LETTERHEAD]



                                January 25, 2001


Piccadilly Cafeterias, Inc.
3232 Sherwood Forest Boulevard
Baton Rouge, Louisiana 70816


         Re:      Registration Statement on Form S-4
                  $71,000,000 aggregate principal amount of
                  Senior Secured Notes due 2007 and
                  $4,500,000 aggregate principal amount of
                  Term B Notes due 2007

Gentlemen:

         We have acted as your counsel in connection with the preparation of the registration statement on Form S-4 (the "Registration Statement") filed by Piccadilly Cafeterias, Inc., a Louisiana corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, on the date hereof with respect to the Company's offers to exchange (the "Exchange Offers") (a) up to $71 million aggregate principal amount of the Company's registered Senior Secured Notes due 2007 (the "New Senior Secured Notes") for a like principal amount of the Company's unregistered Senior Secured Notes due 2007 (the "Old Senior Secured Notes") and (b) up to $4.5 million aggregate principal amount of the Company's registered Term B Notes due 2007 (the "New Term B Notes" and, together with the New Senior Secured Notes, the "Exchange Notes") for a like principal amount of the Company's unregistered Term B Notes due 2007 (the "Old Term B Notes" and, together with the Old Senior Secured Notes, the "Old Notes"). The Exchange Notes will be offered under an Indenture dated as of December 21, 2000, between the Company and The Bank of New York, as trustee (the "Indenture").

         In so acting, we have examined originals, or photostatic or certified copies, of the Indenture, the forms of the Exchange Notes and such records of the Company, certificates of officers of the Company and of public officials, and such other documents as we have deemed relevant. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

         Based upon the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

                  When the Exchange Notes issuable upon consummation of the Exchange Offers have been (i) duly executed by the Company and authenticated by the trustee therefor in accordance with the terms of the Indenture and (ii) duly issued and delivered against the

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         receipt of Old Notes surrendered in exchange therefor, and if a court of appropriate jurisdiction were to hold that the Exchange Notes were governed by and to be construed under the laws of the State of Louisiana notwithstanding the choice in the Exchange Notes and the Indenture of New York as the governing law, the Exchange Notes will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws and court decisions relating to or affecting the enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

         The foregoing opinion is limited in all respects to the laws of the State of Louisiana and federal laws. We are members of the Bar of the State of Louisiana and have neither been admitted to nor purport to be experts on the laws of any other jurisdiction.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the prospectus included therein under the caption "Legal Matters." In giving this consent, we do not admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the general rules and regulations of the Commission promulgated thereunder.

                                        Very truly yours,



                                        JONES, WALKER, WAECHTER, POITEVENT,
                                          CARRERE & DENEGRE, L.L.P.



                                        By: /s/ Lisa M. Buchanan
                                            ---------------------------------
                                            Lisa M. Buchanan, Partner